As filed with the Securities and Exchange Commission on May 16, 2003

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Orbital Sciences Corporation

(Exact name of registrant as specified in its charter)

Delaware	05-1209561

(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

21839 Atlantic Boulevard
Dulles, Virginia 20166

(Address of principal executive offices)

Orbital Sciences Corporation
1999 Employee Stock Purchase Plan
(Full title of the plan)

Susan Herlick, Esq.
Vice President and Acting General Counsel
Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Eve N. Howard, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share (1)	offering price (1)	registration fee (1)

Common Stock, par value $.01	1,500,000	$5.75	$8,625,000	$697.77

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of the Common Stock, par value $0.01 per share, of Orbital Sciences Corporation, reported on the New York Stock Exchange on May 9, 2003.

EXPLANATORY NOTE

     This registration statement relates to stock to be granted under the Orbital Sciences Corporation 1999 Employee Stock Purchase Plan, as amended (the “Plan”), as described in registration statements on Form S-8, Registration No. 333-69885 and Registration No. 333-88258 (collectively, the “Prior Registration Statement”) and is filed solely to increase the number of shares of Common Stock registered under the Plan from 3,000,000 shares to 4,500,000 shares. The contents of the Prior Registration Statement, including all exhibits thereto, are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit
Number	Description

4	Orbital Sciences Corporation 1999 Employee Stock Purchase Plan, as amended*

5	Opinion of Hogan & Hartson L.L.P.*

23.1	Consent of Hogan & Hartson L.L.P. (contained in Exhibit 5)*

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of Arthur Andersen LLP**

24	Power of Attorney (contained on the Signature Pages)*

*     Filed herewith.

**   The consent of Arthur Andersen LLP, the former independent public accountants for the registrant’s former unconsolidated subsidiary, ORBCOMM Global, L.P. as of December 31, 2000 and for the year then ended, could not be obtained after reasonable efforts and, accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of a consent from Arthur Andersen LLP may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen LLP’s provision of auditing and other services to us) may be limited as a practical matter due to the recent events surrounding that firm.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, the Commonwealth of Virginia on the 16th day of May, 2003.

ORBITAL SCIENCES CORPORATION

BY: /s/ David W. Thompson David W. Thompson, Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints David W. Thompson and Susan Herlick, or any of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and capacities, for them and in their name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 16, 2003.

Signature:	Title:

/s/ David W. Thompson David W. Thompson	Chairman of the Board, Chief Executive Officer and Director

/s/ James R. Thompson James R. Thompson	Vice Chairman, President, Chief Operating Officer and Director

/s/ Garrett E. Pierce Garrett E. Pierce	Vice Chairman, Chief Financial Officer and Director

/s/ N. Paul Brost N. Paul Brost	Senior Vice President, Finance

/s/ Hollis M. Thompson Hollis M. Thompson	Vice President and Controller

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Signature:	Title:

/s/ Edward F. Crawley Edward F. Crawley	Director

/s/ Daniel J. Fink Daniel J. Fink	Director

/s/ Lennard A. Fisk Lennard A. Fisk	Director

/s/ Robert M. Hanisee Robert M. Hanisee	Director

/s/ Robert J. Hermann Robert J. Hermann	Director

/s/ Janice I. Obuchowski Janice I. Obuchowski	Director

/s/ Frank L. Salizzoni Frank L. Salizzoni	Director

/s/ Harrison H. Schmitt Harrison H. Schmitt	Director

/s/ Scott L. Webster Scott L. Webster	Director

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EXHIBIT INDEX

Exhibit
Number	Description

4	Orbital Sciences Corporation 1999 Employee Stock Purchase Plan, as amended*

5	Opinion of Hogan & Hartson L.L.P.*

23.1	Consent of Hogan & Hartson L.L.P. (contained in Exhibit 5)*

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of Arthur Andersen LLP**

24	Power of Attorney (contained on the Signature Pages)*

•     Filed herewith.

**The consent of Arthur Andersen LLP, the former independent public accountants for the registrant’s former unconsolidated subsidiary, ORBCOMM Global, L.P. as of December 31, 2000 and for the year then ended, could not be obtained after reasonable efforts and, accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of a consent from Arthur Andersen LLP may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen LLP’s provision of auditing and other services to us) may be limited as a practical matter due to the recent events surrounding that firm.

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